                                                                    EXHIBIT 2.13

                           ========================
                               VOICE-TEL CANADA
                                     VTEC
                                    COMPANY
                           ========================



                              TRANSFER AGREEMENT

                                 BY AND AMONG

                         PREMIERE TECHNOLOGIES, INC.,

                                     AND

                        OWNERS OF THE VTEC FRANCHISEE:

                             -1086236 ONTARIO INC.




                          DATED AS OF MARCH 31, 1997

                              TRANSFER AGREEMENT
                              ------------------

     THIS TRANSFER AND REORGANIZATION AGREEMENT (this "Agreement") is entered into as of March 31, 1997.

A M O N G S T:

                    PREMIERE TECHNOLOGIES, INC.,
                    a Georgia corporation

                    (hereinafter referred to as "Premiere")
                                                            OF THE FIRST PART;
                    -AND-

                    PREMIERE TECHNOLOGIES, INC.
                    in trust, on behalf of a corporation to
                    be incorporated under the laws of the
                    Province of Ontario
                    (the "Acquisition Sub")
                                                            OF THE SECOND PART;
                    -AND-

                    PHILIP ALLAN ("Philip")
                    of the Province of Ontario,

                    BARBARA JANE ALLAN ("Jane")
                    of the Province of Ontario,

                    JEFFREY ALLAN ("Jeffrey")
                    of the Province of Ontario,

                    KARIN ALLAN ("Karin")
                    of the Province of Ontario,

                    SCOTT ALLAN ("Scott")
                    of the Province of Ontario, and

                    BARBARA JOAN ALLAN ("Joan")
                    of the Province of Ontario,

                    (Philip, Jane, Jeffrey, Karin, Scott and
                    Joan sometimes hereinafter collectively
                    referred to as the "Holdo Owners")

                                                            OF THE THIRD PART;
                    -AND-

                    1086237 ONTARIO INC. ("Holdco")
                    an Ontario Corporation

                                                            OF THE FOURTH PART;
                    -AND-

                    PAT HANEY ("Haney")
                    of the Province of Manitoba,

                         JIM FIELDS ("Fields")
                         of the Province of Manitoba, and

                         BROOKS EQUIPMENT LIMITED ("Brooks")
                         a Manitoba corporation

                                                              OF THE FIFTH PART.

     WHEREAS, this Agreement provides for the incorporation of the Acquisition Sub and the acquisition by it of the Companies (as hereafter defined):

     AND WHEREAS, the respective boards of directors of Premiere and each of the Holding Companies approved the terms and conditions set forth in this Agreement;

     AND WHEREAS, the Holdco Owners collectively own or have the right to acquire, directly or indirectly, one hundred percent (100%) of the Equity Stock of Holdco;

     AND WHEREAS, it is also the intention of the parties hereto that the form of the transactions hereunder with respect to the Company. Premiere and the Acquisition Sub shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Code for federal income tax purposes and shall qualify as a rollover pursuant to subsection 85(1) of the Income Tax Act (Canada) ("ITA");

     AND WHEREAS, it is also the intention of the parties hereto that the business combination to be effected by the subject form of transactions be accounted for as a pooling of interests;

     NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                        1. UNIFORM TERMS AND CONDITIONS
                        -------------------------------

     1.1  Incorporation by Reference.  The Uniform Terms and Conditions attached
          --------------------------
hereto as Exhibit A (the "Uniform Terms") are hereby made a part of and incorporated herein as if fully restated herein. Capitalized terms not defined herein shall have the meanings provided in the Uniform Terms.

     1.2  Canadianized Terms and Conditions.  In accordance with the provisions
          ---------------------------------
of the Uniform Terms expressing this Agreement to be paramount, attached hereto as Exhibit AA (the "Canadianized Terms") are terms and conditions amending the Uniform Terms to conform to matters pertaining to the law of Canada which Canadianized Terms are hereby made a part of and incorporated herein as if fully restated herein. Capitalized terms not defined herein and not defined in the Uniform Terms shall have the meanings provided in the Canadianized Terms.

     1.3  Owners.  In this Agreement, the term "Owners" includes the Holdco
          ------
Owners and Fields who own any of the Equity Stock directly or indirectly of the corporate Owners selling Company Equity Stock hereunder as registered and beneficial owner. In those circumstances, it is intended that, notwithstanding any other provision in this Agreement or in the Uniform Terms:

          (a) Whenever an Owner's liability hereunder is expressed to be "several", such liability shall be borne severally by the Owners selling Company Equity Stock (the "Selling Owners") and each such several liability shall then be borne jointly and severally by such Selling Owner and all other Owners holding a direct or indirect interest in the Equity Stock of such Selling Owner; and

          (b) Whenever the liability of an Owner is expressed to be "joint and several" with the liability of the other Owners hereunder, each Owner shall be so jointly and severally liable together with all other Owners hereunder, regardless of their relationship to any particular Selling Owner.

                             2. TERMS OF MERGER
                             ------------------

     2.1  The Share Exchange.  On or before the Closing Date, as more
          ------------------
particularly set out herein, the following shall occur (collectively and interchangeably referred to herein as either the "Merger", or the "Transfer Transactions").

          (a) Incorporation of Acquisition Sub: After the execution and delivery of this Agreement, and prior to the Closing Date, Premiere shall cause the Acquisition Sub to be incorporated as a wholly owned subsidiary pursuant to Certificate of Articles of Incorporation (the "Articles") filed under the OBCA and under the name "Voice-Tel of Canada" or under such other name as Premiere, in its discretion, may elect. The share capital of the Acquisition Sub shall be divided into an unlimited number of common shares (the "Common Shares") and an unlimited number of exchangeable non-voting special shares (the "Exchangeable Shares") which Common Shares and Exchangeable Shares shall have the rights, privileges, restrictions and conditions set out in Exhibit "G" annexed hereto. Upon the incorporation of the Acquisition Sub as a wholly owned subsidiary of Premiere, Premiere shall cause the Acquisition Sub to adopt the benefits and burdens of this Agreement in accordance with Section 21 of the OBCA as the party of the second part hereunder and as if an original party hereto. Notwithstanding such adoption by the Acquisition Sub, Premiere shall thereafter continue to be jointly and severally liable with the Acquisition Sub for the obligations hereunder of the Acquisition Sub to and including the Closing Date. After the Closing Date and upon completion of the transactions contemplated hereunder on the Closing Date, Premiere shall be released and forever discharged from any further joint and several liability for the obligations hereunder of the Acquisition Sub; save and except, in respect to any obligations specifically adopted by Premiere as party of the first part hereunder and expressed to survive the Closing or as may be embodied in any agreement delivered by Premiere at the Closing.

          (b) Purchase and Sale: Subject to the terms and conditions hereof, the Acquisition Sub shall purchase from the Owners, and the Owners shall sell to the Acquisition Sub, the Company Equity Stock on the Closing Date. The Acquisition Sub and the Owners intend that the purchase price for the Company Equity Stock shall be equal to the Company Purchase Price determined in accordance with Section 2.3 below;

          (c) Satisfaction of Company Purchase Price: On the Closing Date, the Acquisition Sub shall satisfy the Company Purchase Price payable to the Owners for the Company Equity Stock by issuing to the Owners the following securities in full payment of the Company purchase Price ( the "Consideration"):

          (i) each Owner will receive for all stock of a particular class of stock of the Company being sold by that Owner to the Acquisition Sub hereunder (the "Particular Stock") that number of Exchangeable Shares that is equal to the product that is obtained when the number of shares of such Particular Stock being sold by that Owner is multiplied by the Exchange Ratio applicable to that class of Particular Stock.

Each Owner shall convey to the Acquisition Sub all of that Owner's right, title and interest in and to all of the Company Equity Stock to be sold by that Owner hereunder free and clear of all liens, claims and encumbrances of any nature whatsoever. The Exchange Ratio for each Particular Stock will be determined in accordance with Section 2.2 hereof and any fractional Exchange Shares derived from the application of the foregoing formula will be handled in accordance with
Section 2.6 hereof;

          (d) Section 85(1) Election: Notwithstanding that the purchase price for all of the Company Equity Stock sold hereunder shall be the Company Purchase Price and that the aggregate issue price for the Exchangeable Share Consideration issued therefor shall be that amount determined in accordance with subsections 2.1(b) and 2.1(c) above, the Acquisition Sub and each Selling Owner shall complete and file an election (the "Election") pursuant to subsection 85(1) of the ITA, electing that the purchase price for each block of Particular Stock constituting the Company Equity Stock shall be equal to that Owner's aggregate adjusted cost base therefor as of the date hereof for all purposes of the ITA (the "Elected Amount"). For these purposes, the Selling Owners advise that their respective Elected Amounts for each block of Particular Stock sold by them hereunder shall be as advised by the Owner's Representative by the Closing Date and, failing such advice, shall be as thereafter advised by the accountants who, heretofore, have produced the financial statements for the Company issuing the Particular Stock;

          (e) Adjustment to Elected Amount: If, notwithstanding the manner in which the Acquisition Sub and each Owner have agreed to determine the Elected Amount pursuant to subsection 2.1(d) hereof for any block of Particular Stock:

          (i) there shall be issued to either the Acquisition Sub or the particular Owner a notice of assessment or reassessment pursuant to any taxing statute, which assessment or reassessment is based upon an assumption of fact or a finding by any taxing authority that there must be an adjustment or deemed adjustment (the "Adjusted Election") to the Elected Amount in subsection 2.1(d) hereof; or

          (ii) any taxing authority notifies either the Acquisition Sub or the particular Owner that it intends to issue such notice of assessment or reassessment;

then, subject to the rights of the Acquisition Sub and the particular Owner, if any, to object to or appeal such assessment to any authority, board or court of competent jurisdiction and as applicable to such assessment or reassessment;

         (iii) the elected purchase price for that block of Particular Stock and to the Elected Amount therefor selected under subsection 2.1(e) shall, for the purposes of this Agreement, be deemed to be and to have always been the Adjusted Election as finally agreed to between such taxing authority and the Acquisition Sub or the particular Owner, as the case may be, or where either the Acquisition Sub or the Owner has objected to or appealed any such assessment or reassessment, as finally determined by such authority, board or court.

          (f) Further Assurances: The Acquisition Sub and each particular Owner shall execute such other documents, cause such meetings to be held, votes cast, resolutions passed, by-laws enacted, and shall do all such things, including filing an election pursuant to subsection

85(1) of the ITA as may be necessary or desirable to give effect to subsections 2.1(d) and 2.1(e) and the provisions thereof including in respect of the Adjusted Election(s), if any, Provided the position taken by a particular Owner in respect of an Adjusted Election is not detrimental to other parties hereto, each such other party shall reasonably co-operate with that Owner in respect of the Owner's position on the Adjusted Election;

2.2  Exchange Ratio and Escrow Amounts.  Subject to the provisions of this
     ---------------------------------
Section 2.2, and in consideration of the transactions contemplated hereby, at the Closing Date, the Company Equity Stock shall be exchanged for Exchangeable Shares in accordance with exchange ratios (the "Exchange Ratios") determined as follows:

          (a) The aggregate number of Exchangeable Shares to be issued hereunder (the "Exchangeable Share Total") shall be determined by dividing the Company Purchase Price (determined on a consolidated basis for all of the Companies in accordance with Section 2.3 hereof) by the Average Closing Price (determined in accordance with Section 2.3 hereof);

          (b) The Exchange Ratio in respect of each share of Particular Stock shall be equal to the number, rounded to six (6) decimal places, that is obtained when the product of the Contributing Factor for Particular Stock times the Exchangeable Share Total is divided by the number of issued and outstanding shares of that Particular Stock being purchased hereunder;

          (c) For purposes of the foregoing calculation, the `Contributing Factor' represents the proportion of the Company Purchase Price that is allocatable to all shares of that Particular Stock being purchased hereunder. For these purposes, the Owners have advised Premiere and the Acquisition Sub that the Contributing Factors for each block of Particular Stock, constituting in the aggregate the Holding Company Equity Stock, and each Owner's pro-rata share consistent with subsection 2.2(d) below, is that factor set out opposite that block of Particular Stock in the table below:

================================================================================
     BLOCK OF PARTICULAR STOCK                         CONTRIBUTING FACTORS
--------------------------------------------------------------------------------
 all issued and outstanding common shares                      1,000
 of the Company
================================================================================
                                                           1,000 total
================================================================================

          (d) The parties agree that the Exchangeable Shares issuable to any Owner pursuant to subsection 2.1(c) hereof, shall be further divided into:

          (i) 10% of the Exchangeable Shares receivable by that particular Owner (the "General Escrow Amount"); and

          (ii) 90% of the Exchangeable Shares receivable by that Particular Owner (the "Deliverable Shares").

Subject to subsection 2.2(e) below, and in accordance with section 2.6, all Owners shall be issued the Consideration payable hereunder pro rata in accordance with their ownership of Holding Company Equity Stock and applicable Exchange Ratios pursuant to which ownership the Owners represent has not been adjusted in contemplation of the transactions described herein;

          (e) Upon consummation of the share exchange set out in Section 2.1 hereof, each Owner shall deliver his particular General Escrow Amount in negotiable form to the Escrow

Agent to be held in escrow pursuant to the terms and conditions of the Escrow Agreement(s) in the form(s) attached hereto as Exhibit B, which shall be executed and delivered by Premiere, the Acquisition Sub and the Owners at the Closing.

     2.3  Calculation of Consideration.  For purposes of determining the
          ----------------------------
Consideration issuable to the Owners pursuant to Section 2.2 above, the following shall apply:

               (a) "Average Closing Price" shall be the average of the daily last sale US$ prices of Premiere Stock for the period consisting of twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq National Market (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source selected by Premiere) ending at the close of trading on the first trading day immediately preceding the Closing; provided, however, that the Market Value Per Share shall not be less than
--------  -------
US$22.50 nor more than US$30.50 (collectively, US$22.50 and US$30.50 are referred to as the "Average Closing Price Limitations");


               (b) "C$ Company Purchase Price" shall be the C$ sum of (i) the amount determined by multiplying the Normalized EBITDA of the Company by the appropriate Stock Multiple or Cash Multiple, plus (ii) the amount of cash
                                             -----
reflected on the Closing Date Balance Sheet, minus (iii) the aggregate amount of
                                             -----
principal and accrued and unpaid interest under funded debt and capital lease obligations reflected on the Closing Date Balance Sheet, and minus (iv) the
                                                             -----
amount by which the Transaction Costs exceed the Deductible Amount;

               (c) "Company Purchase Price" means the aforesaid C$ Company Purchase Price expressed in US$ by multiplying the C$ Company Purchase Price by the noon spot exchange rate (on the day on which the Average Closing Price is calculated) for C$ expressed in US$ as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate as is published in the Toronto Globe and Mail on that date;

               (d) "Deductible Amount" shall be an amount equal to C$3,435.00 to be split amongst all Companies, if more than one Company hereunder;

               (e) "Normalized EBITDA" of the Company shall be an amount equal to C$256,794.00;

               (f) "Registration Right" shall mean the right to include underlying Premiere Stock issued pursuant to the attributes of the Exchangeable Shares in a registration statement which Premiere intends to file promptly after the end of the first full fiscal quarter of Premiere containing the period of post-merger combined operations required by ASRs 130 and 135, pursuant to the terms and conditions of the Stock Restriction and Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement");

               (g)  "Stock Multiple" shall be six (6);

               (h) "Transaction Costs" shall mean all C$ amounts incurred but unpaid by the Company in connection with (i) the negotiation and preparation of this Agreement, (ii) the preparation of the Audited Financial Statements, (iii) the consummation of the Transactions, and one-half (1/2) of the costs and expenses of public record searches pursuant to Section 5.9(b) of the Uniform Terms, but shall exclude the portion of the costs and expenses of Arthur Andersen LLP incurred by Premiere in connection with the preparation of the Audited Financial Statements for wich the Owners are responsible;

     2.4  Shareholders.  Each of the Owners jointly and severally represents and
          ------------
warrants that the Owners collectively are the registered, legal and beneficial owners of all of the Company Equity Stock.

     2.5  Closing.  The Closing shall take place at the offices of
          -------
Morris/Rose/Ledgett, Toronto, Ontario, at 10:00 a.m. local time, on the date set forth in the Uniform Terms, provided all conditions set forth in Articles V and VI of the Uniform Terms and Articles IV and V of this Agreement have been satisfied or waived, or on such other date or at such other place and time mutually agreed upon by the parties.

     2.6  Exchange of Shares.
          ------------------

               (a) Promptly after the Effective Time, Premiere and the Acquisition Sub shall cause to be mailed to the Owners appropriate transmittal materials for the surrender of the certificate or certificates formerly representing their shares of Company Equity Stock in exchange for Exchangeable Shares of the Acquisition Sub as provided in this Agreement. The Owners shall use all reasonable best efforts to escrow all Company Equity Stock sold hereunder with an attorney or equivalent escrow agent designated by the Acquisition Sub which escrowed Company Equity Stock shall be duly endorsed for transfer to the Acquisition Sub so that physical exchange of stock hereunder may take place coincidentally with the determination of the Exchangeable Share Total and the transmittal of the requisite number of Exchangeable Shares to each Owner. Until surrendered for exchange in accordance herewith, each certificate theretofore representing shares of Company Equity Stock shall from and after the Effective Time represent only the right to receive the Consideration provided in this Agreement in exchange therefor. No certificates representing fractional shares will be issued as a result of the this Agreement. Each holder of shares of Company Equity Stock exchanged pursuant to this Agreement who would otherwise have been entitled to receive a fraction of an Exchangeable Share shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premiere Common Stock multiplied by the Actual Closing Value;

               (b) In the event that any certificate which immediately prior to the Closing Date represented Company Equity Stock purchased hereunder shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and upon receipt of an appropriate bond of indemnity, the Acquisition Sub will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares subject always to the representations, warranties and covenants of such Owner in this Agreement with respect to title to such Company Equity Stock.

     2.7  USA and Canadian Securities Issues: Purchase for Investment, Etc.
          -----------------------------------------------------------------
Each Owner represents and warrants the following to Premiere and for the benefit of the Acquisition Sub:

               (a) such Owner has accurately completed the Investor Questionnaire required by Premiere prior to or contemporaneous with the execution of the Transfer Agreement and the statements therein are true and correct and acknowledges that Premiere has relied upon such statements in entering into this Agreement;

               (b) such Owner is acquiring the Acquisition Sub's Exchangeable Shares hereunder and the underlying Premiere Stock exchangeable for that stock (collectively, the "Acquired Stock") for such Owner's own account and not with a view to or for sale in connection with any public distribution thereof within the meaning of the Securities Act;

               (c) such Owner (i) has sufficient knowledge and experience in financial and business matters to enable him, her or it to evaluate the merits and risks of an investment in

Acquired Stock. (ii) has the ability to bear the economic risk of acquiring Acquired Stock for an indefinite period and to afford a complete loss thereof and (iii) has had an opportunity to ask questions of and to receive answers from the officers of Premiere and the Acquisition Sub and to obtain additional information in writing as requested, which has been made available to and examined by such Owner or such Owner's advisors; and

          (d) such Owner (i) acknowledges that Acquired Stock has not been registered under any securities laws and cannot be resold without registration thereunder or exemption therefrom, (ii) agrees not to transfer all or any Acquired Stock received by such Owner unless such transfer has been registered or is exempt from registration under applicable securities laws and (iii) acknowledges that the certificate(s) representing Acquired Stock shall bear the following legend with respect to the restrictions on transfer under applicable securities laws:

          "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available."

          (e) Each Owner has not been provided with, has not requested, and does not need to receive, a prospectus or an offering memorandum as defined in the applicable securities legislation, or documents similar to the foregoing, with respect to the transactions or the Acquired Stock. Accordingly, each Owner acknowledges he will not obtain the statutory protections that would be available to an investor in the Province of Ontario acquiring securities pursuant to a prospectus or offering memorandum;

          (f) The Owner's decision to execute this Agreement and the documents referred to herein has not been based upon any verbal or written representation as to fact or otherwise made on behalf of Premiere or of the Acquisition Sub other than as set out herein;

          (g)  Such Owner acknowledges and agrees:

               (i) Premiere is not, nor is it intended that the Acquisition Sub be, a reporting issuer under the Securities Act (Ontario) or under the securities legislation of any other province or territory of Canada;

               (ii) there is no market in Canada through which the Acquired Stock may be sold and none is expected to develop in Canada in the foreseeable future; and

               (iii) the Acquired Stock will be highly illiquid can only be resold in the United States pursuant to subsection 2.7(d) above; or in the Province of Ontario in reliance on (X) an exemption from the prospectus requirements of the Securities Act (Ontario), (Y) a prospectus which has been duly filed with the Ontario Securities Commission, or (Z) a discretionary ruling obtained from the Ontario Securities Commission; or in the order provinces and territories of Canada pursuant to exemptions, if any, available in those jurisdictions.

     2.8  Accounting, Tax and Regulatory Matters. Each Owner and the Company,
          --------------------------------------
jointly and severally, represents and warrants to Premiere that neither the Company, any Owner nor any

Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any consents referred to in Section 5.6 of the Uniform Terms or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                           3. ADDITIONAL AGREEMENTS
                           ------------------------

     3.1  Conditions to Closing.  The Company, the Owners and Premiere agree to
          ---------------------
use their commercially reasonable best efforts to satisfy the closing conditions set forth in Articles IV and V of this Agreement by the date indicated therein or the Closing Date, as applicable.

     3.2  Termination.  For greater certainty, the rights of termination set out
          -----------
in Section 7.2 of the Uniform Terms shall be deemed to include in subsection 7.2(b) thereof the additional closing conditions set out in Article 4 hereof, and be deemed to include in subsection 7.2(c) thereof the additional conditions of close set out in Article 5 of this Agreement.

     3.3  Additional Indemnification Items.  Subject to Sections 8.2 through 8.6
          --------------------------------
of the Uniform Terms, the Owners and, if the Transactions involve an Asset Transfer, the Company, shall, subject also to Section 1.3 of this Agreement, jointly and severally indemnify and hold harmless Premiere, and its officers, directors, agents or affiliates, from and against any and all Losses suffered or incurred by any such party by reason of or arising out of any of the following:

          (a) a breach of Section 2.19 of the Uniform Terms as it relates to liability for sales tax (irrespective of whether disclosed on Schedule 2.19 or in the Financial Statements);

     3.4  Tax Matters.  Each of the Company, the Owners and Premiere undertakes
          -----------
and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes. Notwithstanding the foregoing, the Owners understand that (i) Premiere makes no representation or warranty regarding the tax treatment of this Agreement or the Merger, (ii) the Closing is not subject to a condition that an Internal Revenue Service ruling or tax opinion be obtained as to the federal income tax consequences of this Agreement or the Merger, and (iii) the Company and the Owners shall look to their respective advisors for advice concerning the tax consequences of this Agreement and the Merger.

     3.5  Registration Rights.  At the Closing. Premiere and the Owners shall
          -------------------
execute and deliver the Registration Rights Agreement.

     3.6  Accounting Treatment.
          --------------------

               (a) The Company and each of the Owners has accurately completed the Pooling Questionnaire required by Premiere prior to or contemporaneous with the execution of this Agreement, and the statements therein are true and correct.

               (b) Premiere, the Company and each of the Owners agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a pooling of interests for accounting purposes. Without limiting the foregoing, the Company and each of the Owners agrees not to sell, transfer, or otherwise dispose of his, her or its interests in, or reduce his, her or its risk relative to, any of the shares of Premiere Common Stock received in connection with the Merger until such time as Premiere notifies the Company and each such Owner that the requirements of ASRs 130 and 135 have been met. The Company and each of the Owners understands that ASRs 130 and 135 relate to the publication of financial results of at least thirty (30) days of post-Merger combined operations of Premiere and the Company. Premiere agrees that it shall publish such results within forty-five (45) days after the end of the first fiscal quarter of Premiere containing the required period of post-Merger combined operations and that it shall notify the Company and each of the Owners promptly following such publication. Premiere shall be entitled to place the following restrictive legend on the shares of Premiere Stock issued pursuant to the Merger to enforce the foregoing restrictions:

     "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Premiere Technologies, Inc. ("Premiere") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected.

     3.7  Affiliate Agreements. The Company has disclosed in Schedule 3.7
          --------------------                               ------------
all Persons whom it reasonably believes is an "affiliate" of the Company for purposes of Rule 145 under the 1933 Act. The Company shall use its reasonable efforts to cause each such Person to deliver to Premiere as soon as reasonably practicable following the execution of this Agreement a written agreement, substantially in the form attached hereto as Exhibit D.

     3.8  Exchange Listing. Premiere shall use its reasonable efforts to list,
          ----------------
prior to the Effective Time, on the Nasdaq National Market the shares of Premiere Stock underlying the Exchangeable Shares to be issued to the Owners pursuant to the Transactions, and Premiere shall give all notices and make all filings with the NASD required in connection with the Transactions.

     3.9  Ancillary Documents/Reservations of Shares. Provided all other
          ------------------------------------------
conditions of this Agreement have been satisfied or waived by the time of closing:

          (a) Premiere and the Acquisition Sub shall execute and deliver a support agreement between Preimere and the Acquisition Sub containing the terms and conditions set forth in Exhibit H hereto (the "Support Agreement"), together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably;

          (b) Premiere, the Acquisition Sub and a Canadian trust company, or such other suitable entity as may be appropriate, to be selected by Premiere shall execute and deliver a voting and exchange trust agreement containing the terms and conditions set forth in Exhibit I hereto (the "Voting Trust Agreement"), together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably;


          (c) Premiere shall create the Special Premiere Voting Share in substantially the form annexed as Exhibit J hereto, issued in the name of the Trustee and deposit the same with the Trustee to be voted in accordance with the Voting Trust Agreement;

          (d) On or prior to the Effective Time, Premiere will reserve for issuance such number of shares of Premiere Common Stock as shall be necessary to give effect to the exchanges and conversions and call rights applicable to the Exchangeable Shares in accordance with the attributes thereof and in accordance with the Support Agreement.

            4.   SUPPLEMENTAL CONDITIONS TO OBLIGATIONS OF PREMIERE
            -------------------------------------------------------

     In addition to the conditions of Premiere contained in Article V of the Uniform Terms, the obligation of Premiere to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     4.1  Approval of Owners.  The Owners and the Holding Companies shall have
          ------------------
approved the transfers hereunder in accordance with governing law and shall have provided Premiere certified copies of such resolutions.

     4.2  Grand Solution Documents.  VTNLP, VTE, the NAP and each of the
          ------------------------
Franchisee Companies shall have executed and delivered the Grand Solution Documents reflecting the terms described in Exhibit E hereto in form and substance reasonably satisfactory to Premiere.

     4.3  Audited Financial Statements.  Premiere shall have received balance
          ---------------------------
sheets of the Companies as of January 31, 1996 and 1997 and related statements of operations, cash flows, and changes is Owner's equity for the fiscal years ended on such dates (the "Audited Financial Statements") prepared in accordance with GAPP and Regulation S-X promulgated by the Commission, accompanied by an unqualified audit opinion of Arthur Andersen LLP relating thereto. The Audited Financial Statements shall not reflect any material change in the Company's financial condition or results of operations from the condition and results reported in the Financial Statements for the corresponding periods delivered by the Company prior to the execution of this Agreement.

     4.4  Pooling Letter.  Premiere shall have received a letter, dated as of
          --------------
the Effective Time, in form and substance reasonably acceptable to Premiere, from Arthur Andersen LLP to the effect that the transfer will qualify for pooling of interests accounting treatment, and no action shall have been taken by any regulatory authority or any statute, rule, regulation or order enacted, promulgated or issued by any regulatory authority, or any proposal made for any such action, by any regulatory authority which is reasonably likely to be put into effect, that would prevent Premiere from accounting for the business combination to be effected by the transfer as a pooling of interests

     4.5  Competition Act.  The Director of Investigation and Research (the
          ---------------
"Director") appointed under the Competition Act (Canada) shall have advised Premiere in form and on terms satisfactory to it that the Director shall not oppose or threaten to oppose the purchase of any of the Holding Company Equity Stock on the basis hereunder, nor make or threaten to make an application under
Part VII of the said act in respect of the purchase of the Holding Company Equity Stock.

     5. SUPPLEMENTAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE OWNERS
     -----------------------------------------------------------------------

     In addition to the conditions of the Company and the Owners contained in
Article VI of the Uniform Terms, the obligation of the Company and the Owners to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     5.1  Approval of Premiere and Acquisition Sub.  The Board of Directors of
          ----------------------------------------
Premiere and the Board of Directors and the shareholder of Acquisition Sub shall have approved the transfer in accordance with the requirement of applicable state law. Premiere and Acquisition Sub shall have provided the Company certified copies of such resolutions.

     5.2  Registration Rights.  Premiere and each Owner shall have executed and
          -------------------
delivered a

Registration Rights Agreement.

     5.3  Ancillary Agreements. Premiere and the Acquisition Sub shall have
          --------------------
executed and delivered the Support Agreement, Premiere, the Acquisition Sub and an appropriate Trustee shall have executed and delivered the voting Trust Agreement, and Premiere shall have created the Special Premium Voting Share and issued the same in the name of, and deposited the same with, the Trustee.

                               6. MISCELLANEOUS
                               ----------------

     6.1  Notices. The addresses for notices in accordance with Section 10.1 of
          -------
the Uniform Terms for the Company and the Owners are as follows:

     If to the Company, or to any Owners:

     Voice-Tel
     305 Industrial Parkway South, Suite 19
     Aurora, Ontario, Canada L4G 6X7

     Attention: D. Scott Allan, Vice-President

     Telecopy: (905)713-1600

     with a copy to:

     Mr. Christopher Lobb
     Clark, Farb, Fiksel & Tobin
     Suite 400, 144 Front Street West
     Toronto, Ontario M5J 2L7

     Telecopy: (416) 977-8587

     6.2  Owner's Representative. The Owners' Representative for purposes of
          ----------------------
Section 10.2 of the Uniform Terms shall be D. Scott Allan who shall serve as the Owner's Representative under the terms of said Section 10.2 of the Uniform Terms.

     6.3  Certain Definitions. In addition to the terms defined elsewhere herein
          -------------------
and in the Uniform Terms, as used in this Agreement:

          (a)  "Anticipated Closing Date" shall mean April 30, 1997.
                ------------------------

          (b)  "Canadian Owners" means, collectively, the Eastern Owners and
                ---------------
the Western Owners;

          (c)  "C$" means the lawful current of Canada;
                --

          (d)  "Companies" and "Company" means 1086236 Ontario Inc.;
                ---------

          (e)  "Effective Time" means that time on the Closing Date when all
                --------------
of the transactions contemplated hereunder have been completed in accordance with the terms hereof.

          (f)  "Equity Stock" when used in relation to the stock of any
                ------------
corporation means all equity securities of that corporation of any type, including but not limited to common stock, preferred stock, limited partnership interests, general partnership interests, limited liability company interests, options to purchase any of the foregoing and securities convertible into any of the foregoing;

          (g)  "Company Equity Stock" means the Equity Stock of the Company;
                --------------------

          (h)  "Joint Companies" means 1086236 Ontario Inc. and 1042546 Ontario
                ---------------
Inc.;

          (i)  "Knowledge" of the Company shall mean the personal knowledge
                ---------
after due inquiry of those facts that are known or should reasonably have been known after due inquiry by the Holdco Owners, Haney and Fields, and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

          (j)  "OBCA" means the Business Corporations Act (Ontario);
                ----

          (k)  "Operating Companies" means the "Company";
                -------------------

          (l)  "Outside Closing Date" shall mean June 30, 1997.
                --------------------

          (m)  "Owners" mean the Holdco Owners, Holdco, Haney, Fields and
                ------
Brooks;

          (n)  "Special Premiere Voting Share" means the one (1) share of
                -----------------------------
Premiere Class. Preferred Stock, US Dollar 0.001 par value, issued by Premiere to and deposited with the Trustee which entitles the holder of record to a number of votes at meetings of holders of Premiere Common Shares equal to that number of votes that holders of the Exchangeable Shares outstanding from time to time (other than exchangeable shares held by Premiere, its subsidiaries and affiliates) would be entitled to if such Exchangeable Shares were exchanged for Premiere Common Shares;

          (o)  "Trustee" means. Trust Company of Canada and any successor
                -------
trustee.

          (p)  "US$" means the lawful currency of the United States of America;
                ---

          (q)  "Vendor Companies" means Holdco and Brooks.
                ----------------

     6.4  Exhibits.  The following exhibits are annexed hereto and incorporated
          --------
as part hereof:

          A.   Uniform Terms
          AA.  Canadianized Terms
          B.   Escrow Agreement
          C.   Registration Rights Agreement
          D.   Affiliation Agreement
          E.   Grand Solution Documents
          F.   Company Pooling of Interests Representations
          G.   Acquisitions Sub Share Capital
          H.   Support Agreement
          I.   Voting Trust Agreement
          J.   Special Premiere Voting Share

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

                                        /s/ P B Haney
___________________________             ----------------------------
Witness                                 Pat Haney

                                        /s/ P Allan
___________________________             ----------------------------
Witness                                 Philip Allan


                                        /s/ Barbara J. Allan
___________________________             ----------------------------
Witness                                 Barbara Jane Allan


                                        /s/ Jeffrey Allan
___________________________             ----------------------------
Witness                                 Jeffrey Allan


                                        /s/ Karin Allan
___________________________             ----------------------------
Witness                                 Karin Allan


                                        /s/ D. Scott Allan
___________________________             ----------------------------
Witness                                 Scott Allan


                                        /s/ Barbara J. Allan
___________________________             ----------------------------
Witness                                 Barbara Joan Allan

                                        /s/ J C Fields
___________________________             ----------------------------
Witness                                 Jim Fields


BROOKS EQUIPMENT LIMITED                PREMIERE TECHNOLOGIES, INC.

Per: /s/ J C Fields                     Per: /s/ Patrick G. Jones
     ----------------------                  -----------------------
Name:                                   Name: Patrick G. Jones
Title:                                  Title: Sr. V.P

1086237 ONTARIO INC.                    PREMIERE TECHNOLOGIES, INC.
                                        on behalf of the party of the third part hereunder, a corporation to be incorporated

Per: /s/ Jeffrey Allan                  Per: /s/ Patrick G. Jones
     ----------------------                  -----------------------
Name: JEFFREY ALLAN                     Name: Patrick G. Jones
Title: DIRECTOR & OFFICER               Title: Sr. V.P.